Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Contacts:	Damon Elder	Janice McDill
Phone:	714.975.2659	312.698.6707
Email:	damon.elder@grubb-ellis.com	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Receives $6.25 Million in Non-Refundable
Deposits on Proposed Disposition of Danbury Corporate Center
SANTA ANA, Calif. (Jan. 26, 2009) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that it has received non-refundable earnest money deposits totaling $6.25 million from an undisclosed buyer for the Danbury Corporate Center, a class A office complex in Danbury, Conn. Upon closing, the transaction is expected to result in net cash proceeds of approximately $14 million for Grubb & Ellis.
Grubb & Ellis is also actively engaged in seeking the disposition of four other real estate assets that are currently held on the company’s balance sheet.
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2008, more than $3.8 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 225 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, the disposition of real estate assets currently held on the company’s balance sheet, new business opportunities and investment programs, synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors, certain combined financial information regarding Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the
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Grubb & Ellis Company
1551 N. Tustin Ave., Suite 300 Santa Ana, CA 92705      714.667.8252

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Grubb & Ellis Company Receives $6.25 Million in Non-Refundable Deposits on Proposed Disposition of Danbury Corporate Center
company’s ability to obtain these results include, among other things: (i) the slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the ability to effect the disposition of real estate assets on the company’s balance sheet, (vi) the reduction in borrowing capacity under the Company’s current credit facility, and the additional limitations with respect thereto; (vii) the Company’s continuing ability to make interest and principal payments with respect to its credit facility; (viii) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (ix) the success of current and new investment programs; (x) the success of new initiatives and investments; (xi) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular and (xii) other factors described in the company’s annual report on Form 10-K for the fiscal year ending December 31, 2007 and in the company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the Securities and Exchange Commission (the “SEC”). The company does not undertake any obligation to update forward looking statements.
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